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                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Registrant's Registration Statement on Form N-14 (Securities Act File No. 333-75045 and Investment Company Act File No. 811-4550) (the "Registration Statement") of our report dated February 11, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of the MAP-Equity Fund, which are also incorporated by reference into the Registration Statement.

     We also hereby consent to the reference to our firm under the captions "Financial Highlights" in the MainStay MAP Equity Fund Class I Shares Prospectus and "Independent Accountants" in the Statement of Additional Information, both of which are dated May 1, 1999 and incorporated by reference into the Registrant's Registration Statement.

/s/ PricewaterhouseCoopers
1177 Avenue of the Americas
New York, New York 10036
April 22, 1999